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                                                                    EXHIBIT 12.1
                                  LODGIAN INC.

                          STATEMENTS OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                    1999      1998      1997      1996      1995
                                                   -------   -------   -------   -------   -------
                                                                   (IN THOUSANDS)
Fixed Charges:
  Interest Expense...............................  $77,409   $30,378   $25,909   $29,443   $17,903
  Dividend On Convertible........................   13,224     6,475         0         0         0
  Interest Capitalized During The Period.........    8,428     3,499     1,650       644       632
  Portion Of Rent Expense
     Representative Of Interest..................    3,143     1,419       960       817       757
                                                   -------   -------   -------   -------   -------
          Total Fixed Charges....................  102,204    41,771    28,519    30,904    19,292
Earnings:
  Income (Loss) Before Income Tax And
     Extraordinary Item..........................  (73,037)   (5,242)   20,949    11,773     6,514
  Add Back Minority Interest.....................    1,300     1,436       960     2,060       572
                                                   -------   -------   -------   -------   -------
  Income (Loss) Before Income Tax And
     Extraordinary Item And Minority Interest....  (71,737)   (3,806)   21,909    13,833     7,086
  Fixed Charges Per Above........................  102,204    41,771    28,519    30,904    19,292
  Less Capitalized Interest......................   (8,428)   (3,499)   (1,650)     (644)     (632)
  Add Current Period
  Amortization of Interest.......................      683       470       279       205       132
                                                   -------   -------   -------   -------   -------
          Total Earnings.........................  $22,722   $34,936   $49,057   $44,298   $25,878
                                                   =======   =======   =======   =======   =======
          Ratio Of Earnings To Fixed Charges.....     0.22      0.84      1.72      1.43      1.34
                                                   =======   =======   =======   =======   =======
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